Filed pursuant to Rule 433
November 16, 2009
Relating to
Preliminary Prospectus Supplement dated November 16, 2009 to
Prospectus dated October 3, 2007
Registration Statement No. 333-146483-03
Duke Energy Carolinas, LLC
First and Refunding Mortgage Bonds,
$750,000,000 5.30% Series due 2040
Pricing Term Sheet

Issuer:	Duke Energy Carolinas, LLC
Ratings (Moody’s/S&P):	A1/A (stable/positive) A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
Settlement:	November 19, 2009; T + 3
Interest Payment Dates:	February 15 and August 15, commencing August 15, 2010
Security Description:	First and Refunding Mortgage Bonds, 5.30% Series due 2040
Principal Amount:	$750,000,000
Maturity:	February 15, 2040
Coupon:	5.30%
Benchmark Treasury:	4.50% due August 15, 2039
Benchmark Treasury Yield:	4.277%
Spread to Benchmark Treasury:	+105 bp
Yield to Maturity:	5.327%
Initial Price to Public:	99.573% per Bond
Redemption Provisions:
Make-Whole Call:	+20 bp
CUSIP:	26442CAH7
Book-Running Managers:	Banc of America Securities LLC Citigroup Global Markets Inc. Morgan Stanley & Co. Incorporated Wells Fargo Securities, LLC
Co-Managers:	BBVA Securities Inc. Banca IMI S.p.A. Goldman, Sachs & Co. Scotia Capital (USA) Inc. SunTrust Robinson Humphrey, Inc.
Junior Co-Managers:	Blaylock Robert Van, LLC SL Hare Capital, Inc. CastleOak Securities, L.P. Toussaint Capital Partners, LLC Cabrera Capital Markets, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll free at 1-800-294-1322, Citigroup Global Markets Inc. toll free at 1-877-858-5407, Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649 or Wells Fargo Securities, LLC toll free at 1-800-326-5897.